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                              SECURED PROMISSORY NOTE


$45,000.00                                                  Due January 15, 2003
                                                          Minneapolis, Minnesota

                                                                January 15, 1998


     The undersigned, for value received, promises to pay to the order of Oxboro Medical International, Inc., a Minnesota corporation (the "Lender"), at its main office in Ham Lake, Minnesota, in lawful money of the United States of America the principal sum of Forty-Five Thousand and No/100 Dollars ($45,000.00), together with interest (calculated on the basis of actual days elapsed and a 360-day year) on the unpaid principal hereof until this Note is fully paid at an annual rate of six (6%) percent.

     One-fifth of the original principal amount of this Note ($9,000.00) shall be paid on each of January 15, 1999, January 15, 2000, January 15, 2001, January 15, 2002 and January 15, 2003, together with all interest accrued and unpaid as of each payment date.

     This Note is initially secured by certain shares of Common Stock of the Lender ("Collateral") pursuant to and is subject to the terms of a Stock Option Exercise and Loan Agreement dated January 15, 1998, and an Instruments Security Agreement of even date herewith.

     If any interest hereon or any principal amount hereof is not paid when due, then, in such event, the holder hereof may, at its option, transfer a number of shares held as Collateral equal to $9,000.00 plus interest accrued to the installment payment date divided by the per-share market value of the Stock as of the close of trading on the installment payment date, as payment thereof.

     This Note may be prepaid without penalty.

     This Note shall become automatically due and payable (including unpaid interest accrued hereon) without notice or demand should the undersigned: (i) fail to pay any or all of the Obligations (as defined in the Instruments Security Agreement) when due or shall fail to observe or perform any covenant or agreement herein or therein binding on it; (ii) any representation or warranty by the undersigned made to the Lender in any financial statements or reports submitted to the Lender by or on behalf of the undersigned shall prove materially false or misleading; (iii) a garnishment summons or a writ of attachment shall be issued against or served upon the Lender for the attachment of any property of the undersigned or any indebtedness owing to the undersigned; or (iv) the undersigned shall (A) be or become insolvent (however defined); or
(B)

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voluntarily file, or have filed against him involuntarily, a petition under the United States Bankruptcy Code; or (C) die.

     The undersigned agrees to pay all attorneys' fees and legal expenses if suit is commenced as a result of the undersigned unsuccessfully contesting actions taken by the Lender hereunder in the event this Note is not paid. Presentment or other demand for payment, notice of dishonor and protest are hereby waived by the undersigned.

     This Note shall be governed by the substantive laws of the State of Minnesota, except insofar as the Lender may rely on the laws of the United States to justify the interest rate charged hereunder. The undersigned hereby irrevocably submits to the jurisdiction of the Minnesota District Court, Fourth Division, and the Federal District Court, District of Minnesota, Fourth Division, over any action or proceeding arising our of or relating to this Note and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court.


                                         /s/Dennis L. Mikkelson
                                   -----------------------------------------
                                   Dennis L. Mikkelson


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